EXHIBIT 4.6

XM Satellite Radio Inc.

12% SENIOR SECURED NOTES DUE 2010

SUPPLEMENTAL INDENTURE

Dated as of April 26, 2006

The Bank of New York

Trustee

SUPPLEMENTAL INDENTURE, dated as of April 26, 2006, by and among XM Satellite Radio Inc., a Delaware corporation (the “Company”), XM Satellite Radio Holdings Inc., a Delaware corporation (the “Parent Guarantor”) and The Bank of New York, as trustee (the “Trustee”).

WITNESSETH

WHEREAS the Company has executed and delivered to the Trustee an Indenture dated as of June 17, 2003 (as amended and supplemented, the “Indenture”), providing for the issuance of 12% Senior Secured Notes due 2010 (the “Notes”);

WHEREAS, in connection with a tender offer being undertaken by the Company (the “Tender Offer”), the Company has commenced a solicitation of consents from the Holders to certain amendments (the “Proposed Amendments”) to the Indenture set forth in the Offering Circular and Solicitation of Consents of the Company dated April 12, 2006 (the “Consent Solicitation Statement”);

WHEREAS, this Supplemental Indenture evidences the Proposed Amendments described in the Consent Solicitation Statement;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the written consent of Holders of a majority in principal amount of the Notes outstanding (the “Outstanding Amount”) voting as a single class, the Company may from time to time amend or supplement the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, on April 12, 2006, the Company mailed or otherwise delivered the Consent Solicitation Statement to each Holder of record as of such date;

WHEREAS, the Holders of a majority of the Outstanding Amount have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 9.06, 13.04 and 13.05 of the Indenture and stating that the execution and delivery of this Supplemental Indenture is permitted by the Indenture and that all conditions precedent (including any covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to this Supplemental Indenture have been satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS

SECTION 1.01. Deletion of Certain Definitions. Sections 1.01 and 1.02 of the Indenture are hereby amended by deleting the definition of each term that is used in the Indenture only in the Articles, Sections or Subsections thereof that are deleted pursuant to Section 1.02 hereof.

SECTION 1.02. Deletion of Certain Sections. Each of the following Articles, Sections and Subsections of the Indenture is hereby amended by deleting the text of such Article, Section or Subsection in its entirety and replacing such text, in each case, with the words “Intentionally Omitted”:

Section 4.03	Reports
Section 4.05	Taxes
Section 4.06	Stay, Extension and Usury Laws
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Corporate Existence
Section 4.14	Offer to Repurchase Upon Change of Control
Section 4.15	Sale and Leaseback Transactions
Section 4.16	Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries
Section 4.17	Payments for Consent
Section 4.18	Insurance
Section 5.01	Merger, Consolidation, or Sale of Assets

Any corresponding provisions reflected in the Notes shall also be deleted and replaced with “Intentionally Deleted.” Effective as of the date hereof, none of the Company, the Parent Guarantor, the Trustee or any other parties to or beneficiaries of the Indenture or the Notes shall have any rights, obligations or liabilities under such deleted Sections or Articles, and such Sections and Articles shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or the Parent Guarantor has observed, performed and complied with the provisions of the Indenture and the Notes.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company, the Parent Guarantor and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 2.02. Governing Law; Governance, Etc. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. This Supplemental Indenture shall be governed and construed in accordance with the applicable terms and provisions of the Indenture as amended hereby, which terms and provisions are incorporated herein by reference, as if this Supplemental Indenture were the “Indenture” referred to therein.

SECTION 2.03. Trustee Acceptance. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The recitals contained herein shall be taken as the statements of the Company, the Parent Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.05. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 2.06. Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

SECTION 2.07. Entire Agreement. This Supplemental Indenture, together with the Indenture as amended hereby, the Notes, the Security Agreements and the Intercreditor Agreements, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

SECTION 2.08. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Supplemental Indenture or the Notes.

SECTION 2.09. Notation on Notes. Pursuant to Section 9.05 of the Indenture, new Notes reflecting the amendments to the Indenture made hereby shall not be issued; however, corresponding changes to the Notes to reflect the amendments made hereby shall be deemed to be made to the Notes as of the date of this Supplemental Indenture. The Trustee may, but shall not be required to, place an appropriate notation as to this Supplemental Indenture on any Note hereafter authenticated in accordance with Section 9.05 of the Indenture.

SECTION 2.10. Effectiveness of Supplemental Indenture. Notwithstanding anything to the contrary contained herein, this Supplemental Indenture shall become effective upon the acceptance by the Company of the Notes tendered in connection with the Tender Offer, provided, however, that this Supplemental Indenture will cease to be operative if the Company fails to purchase outstanding Notes comprising a majority of the Outstanding Amount.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

XM Satellite Radio Inc.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

XM Satellite Radio Holdings Inc., as Parent Guarantor

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

The Bank of New York

By:	/s/ Remo Reale
Name:	Remo Reale
Title:	Vice President